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                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                   ---------


                                    FORM 8-A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(B) OR 12(G) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



                                CHOICEPOINT INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

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
                    GEORGIA                                                   58-2309650
---------------------------------------------               ----------------------------------------------
   (State of incorporation or organization)                                 (IRS employer
                                                                          identification no.)

If this form relates to the registration of a               If this form relates to the registration of a
class of securities pursuant to Section 12(b)               class of securities pursuant to Section 12(g)
of the Exchange Act and is effective pursuant               of the Exchange Act and is effective pursuant
to General Instruction A.(c), please check the              to General Instruction A.(d), please check the
following box. [X]                                          following box.  [ ]

              1000 Alderman Drive
              Alpharetta, Georgia                                                30005
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   (Address of principal executive offices)                                    (zip code)

        Securities Act registration statement file number to which this form relates:
                --------------
               (if applicable)

        Securities to be registered pursuant to Section 12(b) of the Act:

                        Rights to Purchase Common Stock
                         (Pursuant to Rights Agreement)
                        -------------------------------
                                (Title of Class)

        Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
                                      ----
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ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

General

         The Board of Directors of ChoicePoint Inc. (the "Company") has declared a dividend distribution of one right (a "Right") for each outstanding share of common stock, par value $0.10 per share (the "Common Shares"), of the Company. The distribution is payable to the shareholders of record as of the close of business on November 14, 1997 (the "Record Date"). Each Right entitles the registered holder to purchase from the Company one Common Share at a price of $180 (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement, dated as of October 29, 1997 (the "Rights Agreement"), between the Company and SunTrust
Bank, Atlanta, as Rights Agent (the "Rights Agent").

         Copies of the Rights Agreement are available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the specific provisions of the Rights Agreement, including the definitions therein of certain terms, which are incorporated herein by reference.

Summary of the Rights Agreement

         Initially, the Rights will be attached to all certificates representing shares of Common Stock then outstanding and no separate Rights
Certificates will be distributed. The Rights will separate upon the earliest of (i) the close of business on the tenth calendar day (or such later date as may be specified by the Board of Directors) following a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding Common Shares (an "Acquiring Person"), (ii) the close of business on the tenth business day following the commencement of a tender offer or exchange offer by a person or group of affiliated or associated persons, the consummation of which would result in beneficial ownership by such person or group of 15% or more of the outstanding Common Shares, or (iii) the close of business on the tenth calendar day following the first date of public announcement of the first occurrence of a Flip-in Event or a Flip-over Event
(as such terms are hereinafter defined) (the earliest of such dates being hereinafter called the "Distribution Date").

         Until the Distribution Date, the Rights will be evidenced by certificates for the Common Stock and will be transferred with and only with the Common Shares. After the Record Date, all newly-issued Common Stock certificates will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption, exchange or expiration of the Rights), the surrender for transfer of any certificates for Common Shares in respect of which Rights have been issued will also constitute the transfer of the Rights associated with the Common Shares represented by such certificates. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (the "Right Certificates") will be mailed to holders of record of the Common Shares of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

         No Right is exercisable at any time prior to the Distribution Date.
The Rights will expire on October 29, 2007 (the "Final Expiration Date") unless earlier redeemed or exchanged by the





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Company as described below.  Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including without limitation the right to vote or to receive dividends.

         The Purchase Price payable, and the number and kind of securities issuable upon exercise of the Rights and the number of Rights outstanding are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Common Shares, (ii) upon the grant to holders of the Common Shares of certain rights, options or warrants to subscribe for or purchase Common Shares at a price, or securities convertible into Common Shares with a conversion price less than the then current market price of the Common Shares or (ii) upon the distribution to holders of the Common Shares of evidences of indebtedness or cash (excluding regular periodic cash dividends), assets, stock (excluding dividends payable in Common Shares) or of subscription rights, options or warrants (other than those referred to above).

         In the event (a "Flip-in Event") that (i) any Acquiring Person merges into or combines with the Company and the Company is the surviving corporation or any Acquiring Person effects certain other transactions with the Company, as described in the Rights Agreement, (ii) during such time as there is an Acquiring Person, there shall be any reclassification of securities or recapitalization or reorganization of the Company which has the effect of increasing by more than 1% the proportionate share of the outstanding shares of any class of equity securities of the Company or any of its subsidiaries beneficially owned by the Acquiring Person, or (iii) any person or group of affiliated or associated persons becomes the beneficial owner of 20% or more of the outstanding Common Shares, proper provision shall be made so that each holder of a Right, other than Rights that are or were owned beneficially by the Acquiring Person (which, from and after the later of the Distribution Date and the date of the earliest of any such events, will be void), will thereafter have the right to receive, upon exercise thereof upon payment of the Purchase
Price of the Right, that number of Common Shares (or, under certain circumstances, an economically equivalent security or securities of the Company) having a market value of two times the exercise price of the Right.

         To illustrate the operation of such an adjustment, at a Purchase Price of $180.00 assuming the current market price (as determined pursuant to the provisions of the Rights Agreement) per Common Share were $40.00, each Right not owned beneficially by an Acquiring Person at or after the time of such an occurrence would entitle its holder to purchase (after the Distribution Date) from the Company nine (9) Common Shares (having a market value of $360.00) for $180.00.

         In the event (a "Flip-over Event") that, following the first date of public announcement that a person has become an Acquiring Person, (i) the Company consolidates with or merges with or into any person and the Company is not the surviving corporation, (ii) any person consolidates with or merges with or into the Company and the Company is the surviving corporation, but its Common Shares are changed or exchanged, (iii) the Company effects a share exchange with another person, or (iv) 50% or more of the Company's assets or earning power, including without limitation securities creating obligations of the Company, are sold, proper provision shall be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock (or, under certain





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circumstances, an economically equivalent security or securities) of such other person which at the time of such transaction would have a market value of two times the exercise price of the Right.

         At any time after the later of the Distribution Date and the first occurrence of a Flip-in Event or Flip-over Event and prior to the acquisition by any person or group of affiliated or associated persons of 50% or more of the outstanding Common Shares, the Board of Directors of the Company may exchange the Rights (other than any Rights which have become void), in whole or in part, at an exchange ratio of one Common Share per Right (subject to adjustment).

         With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment in the Purchase
Price of at least 1%.  The Company is not required to issue fractional Common
Shares or other securities issuable upon the exercise of Rights. In lieu of issuing such securities, the Company may males a cash payment, as provided in the Rights Agreement.

         The Company may redeem the Rights in whole, but not in part, at a price of $0.01 per Right (the "Redemption Price"), at any time prior to the close of business on the later of (i) the Distribution Date and (ii) the first date of public announcement that a person has become an Acquiring Person.
Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

         The Rights Agreement may be amended by the Company without the approval of any holders of Right Certificates, including amendments which add other events requiring adjustment to the purchase price payable and the number of Common Shares or other securities issuable upon the exercise of the Rights or which modify procedures relating to the redemption of the Rights, provided that no amendment may be made at such time as the Rights are not then redeemable that decreases the stated Redemption Price or the period of time remaining until the Final Expiration Date or that modifies a time period relating to when the Rights may be redeemed.

Terms of the Common Stock

         The terms of the Company's Common Stock, for which the Rights may be exercised under certain circumstances as described above, are incorporated herein by reference to the summary thereof included under the caption
"Description of Capital Stock" in the Company's prospectus included as part of its Registration Statement on Form S-1 (Reg. No. 333-30297).





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ITEM 2.  EXHIBITS

         The following exhibits are filed as part of the Registration
Statement:

         3.01*   Articles of Incorporation, as amended.

         3.02*   Bylaws, as amended.

         4.01*   Form of Common Stock certificate.

         4.02 Rights Agreement, dated as of October 29, 1997, by and between ChoicePoint Inc. and SunTrust Bank, Atlanta.

         ________________
         *   Incorporated herein by reference to the exhibit of the same number in the Company's Registration Statement on Form S-1 (Commission
             File No. 333-30297), filed June 30, 1997.





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                                   SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange
Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                  CHOICEPOINT INC.

                                  By:   /s/ J. Michael de Janes
                                        ---------------------------------------
                                        J. Michael de Janes
                                        General Counsel and Assistant Secretary

Dated:  November 4, 1997





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                                 EXHIBIT INDEX

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
                 Exhibit
                   No.                Description
                 -------              -----------
                 3.01*           Articles of Incorporation, as amended.

                 3.02*           Bylaws, as amended.

                 4.01*           Form of Common Stock certificate.

                 4.02            Rights Agreement, dated as of October 29,1997, by and
                                 between ChoicePoint Inc. and SunTrust Bank, Atlanta.

         ________________
         * Incorporated herein by reference to the exhibit of the same number in the Company's Registration Statement on Form S-1 (Commission File No. 333-30297), filed June 30, 1997.





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